UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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The Advisory Board Company

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THE ADVISORY BOARD COMPANY

The Watergate
600 New Hampshire Avenue, NW
Washington, DC 20037
(202) 672-5600

Dear Stockholders:

      On behalf of the Board of Directors and management, I invite you to attend the Annual Meeting of Stockholders of The Advisory Board Company to be held at our offices at The Watergate, 600 New Hampshire Avenue, NW, Washington, DC, 20037, on February 26, 2003, at 10:00 a.m. local time.

      The Notice of Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon.

      In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

      It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to mark, sign, date and promptly return the enclosed Proxy Card in the envelope provided.

Sincerely,

Frank J. Williams
Chief Executive Officer

THE ADVISORY BOARD COMPANY

The Watergate
600 New Hampshire Avenue, NW
Washington, DC 20037
(202) 672-5600

January 22, 2003

Dear Stockholders:

      We are notifying you that the Annual Meeting of Stockholders (the “Meeting”) of The Advisory Board Company will be held at our offices at The Watergate, 600 New Hampshire Avenue, NW, Washington, DC, 20037, on February 26, 2003, at 10:00 a.m. local time. Only stockholders of record at the close of business on January 6, 2003 are entitled to vote at the Meeting. At the Meeting we will ask stockholders to act on the following matters:

1.	Elect seven directors.

2.	Transact any other business that is properly presented at the Meeting.

      Each of these matters is described in more detail in the enclosed Proxy Statement. We have also enclosed a copy of our Annual Report for the fiscal year ended March 31, 2002. Please use this opportunity to take part in The Advisory Board Company’s affairs by voting your shares.

      Whether or not you plan to attend the Meeting, please complete the enclosed Proxy Card and return it in the envelope provided.

Sincerely,

David L. Felsenthal
Chief Financial Officer, Secretary and Treasurer

2002 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

TABLE OF CONTENTS

Information About the Meeting, Voting and Proxies	1

Date, Time and Place of Meeting	1

Record Date, Outstanding Shares and Quorum	1

Voting Rights and Voting of Proxies	1

Solicitation and Voting of Proxies	1

Expenses of Solicitation	1

Revocation of Proxies	2

PROPOSAL NO. 1: Election of Directors	2

Vote Required for Approval	2

Directors / Nominees	2

Board of Directors Meetings, Committees and Compensation	4

Security Ownership of Certain Beneficial Owners and Management	5

Executive Officers	6

Executive Compensation	7

Summary Compensation Table	7

Option Grants in Fiscal 2002	8

Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values	8

Equity Compensation Plan Information	9

Compensation Committee Interlocks and Insider Participation	9

Compensation Committee Report on Executive Compensation	9

General Compensation Practices for Officers	9

Compensation of the Chief Executive Officer	10

Deductibility of Executive Compensation in Excess of $1.0 Million	10

Employment Contracts, Termination of Employment and Change of Control Arrangements	11

Option Plans	11

Employment Arrangements	11

Independent Auditors	12

Audit Committee Report	12

Independent Auditors Fee Disclosure	13

Stock Performance Graph	14

Certain Relationships and Related Transactions	14

Other Matters	16

Stockholder Proposals	16

Section 16(a) Beneficial Ownership Reporting Compliance	16

Delivery of Documents to Stockholders Sharing an Address	16

Other Business	17

PROXY STATEMENT

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

Date, Time and Place of Meeting

      Our Board of Directors is asking for your proxy for use at our Annual Meeting of Stockholders (the “Meeting”) to be held at our offices at The Watergate, 600 New Hampshire Avenue, NW, Washington, DC, 20037, on February 26, 2003, at 10:00 a.m. local time and any adjournment or postponement of the Meeting. We are initially mailing this Proxy Statement and proxy to our stockholders on or about January 22, 2003.

Record Date, Outstanding Shares and Quorum

      Only holders of record of our common stock at the close of business on January 6, 2003 (the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, we had 14,735,946 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present at the Meeting, either in person or by proxy, we will have a quorum at the Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum, but will not be counted or entitled to vote on that particular matter.

Voting Rights and Voting of Proxies

      Holders of our common stock are entitled to one vote for each share they held as of the Record Date. Cumulative voting for directors is not permitted. Directors will be elected by a plurality of the votes cast by the shares of common stock present at the Meeting (either in person or by proxy), which means that the seven nominees with the most votes will be elected. Abstentions and broker non-votes will not have an effect in determining the number of shares voted.

Solicitation and Voting of Proxies

      The Proxy Card included with this Proxy Statement is solicited by our Board of Directors for use at the Meeting. You can submit your Proxy Card by mailing it in the envelope provided. If your Proxy Card is properly completed and received, and is not revoked before the Meeting, your shares will be voted at the Meeting according to the instructions indicated on your Proxy Card. If you sign and return your Proxy Card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal No. 1 below. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holder named on your Proxy Card is authorized to vote the shares represented by your Proxy Card according to his judgment.

Expenses of Solicitation

      We will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed Proxy Card and our 2002 Annual Report. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by our directors, officers or regular employees acting without special compensation.

Revocation of Proxies

      If you submit the enclosed Proxy Card, you may revoke it at any time before voting takes place at the Meeting. There are three ways you can revoke your proxy: (1) deliver to the Secretary of the Company a written notice, dated later than the Proxy Card you want to revoke, stating that the proxy is revoked; (2) deliver to the Secretary of the Company a signed Proxy Card dated later than the proxy you want to revoke; or (3) attend the Meeting and vote in person. For this purpose, communications to the Secretary of the Company should be addressed to David L. Felsenthal, Chief Financial Officer, Secretary and Treasurer, The Advisory Board Company, The Watergate, 600 New Hampshire Avenue, NW, Washington, DC, 20037, and must be received before the time that the Proxy Card you wish to revoke is voted. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a previously submitted Proxy Card, you must contact that entity. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, prior to the Meeting you must obtain from that entity a Proxy Card covering the shares you beneficially own.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      Our Board of Directors currently has seven members. At the Meeting, we will nominate six of the seven current directors for re-election to the Board of Directors, and one new individual to take the director’s seat currently occupied by Thomas E. Donilon who has chosen not to stand for re-election. We have greatly appreciated Mr. Donilon’s service to us and our stockholders, and wish him well in his future endeavors. Each of the nominees has consented to serve if elected and we are not aware of any nominee who is unable or unwilling to serve. However, if any nominee is unable or unwilling to serve, the proxy holder named on your Proxy Card may decide to vote the shares represented by your Proxy Card for any substitute nominee or the Board of Directors may determine not to nominate a substitute and may reduce the size of the Board.

Vote Required for Approval

      Directors will be elected by the affirmative vote of a plurality of the shares present at the Meeting, which means that the seven nominees who receive the most votes will be elected. Your proxy will be voted “for” each of these seven nominees unless your proxy is marked to withhold authority to vote for any or all of them.

Directors/ Nominees

      The following table shows the Company’s nominees for election to the Board of Directors. Each of the nominees, except Mr. Casper, currently serves as a director. Each nominee, if elected, will serve until the next annual meeting of stockholders and the election and qualification of a successor, or until his or her earlier death, resignation or removal.

			Director
Name of Director/Nominee	Age	Principal Occupation	Since

Jeffrey D. Zients	36	Chief Operating Officer, DGB Enterprises, Inc.	2001

Frank J. Williams	36	Chief Executive Officer of The Advisory Board Company	2001

Marc N. Casper	34	President, Thermo Electron Corporation, Life and Laboratory Sciences Sector	—

Michael A. D’Amato	49	Chief Financial Officer, DGB Enterprises, Inc.	2001

Kelt Kindick	47	Director, Bain & Company	2001

Joseph E. Laird, Jr.	57	Chairman and Chief Executive Officer, Laird Squared, LLC	2001

LeAnne M. Zumwalt	44	Vice President, DaVita, Inc.	2001

The Board of Directors recommends a vote FOR the election of each of the nominated directors.

      Jeffrey D. Zients joined us in 1992, served as Chief Executive Officer from July 1998 until June 2001 and became our Chairman of the Board in June 2001. Mr. Zients also has served as the Chief Operating Officer of DGB Enterprises since October 1997. Prior to July 1998, Mr. Zients held various positions with us, including Chief Operating Officer from 1996 to July 1998. From the time of our spin-off of The Corporate Executive Board Company until April 2001, Mr. Zients was a director of The Corporate Executive Board Company, and was Chairman of the Board of The Corporate Executive Board Company from January 2000 to April 2001. Prior to joining us, Mr. Zients was employed at Mercer Management Consulting and Bain & Company. Mr. Zients received a B.S. from Duke University.

      Frank J. Williams joined us in September 2000 as an Executive Vice President and has been our Chief Executive Officer and a director since June 2001. From June 2000 through January 2001, Mr. Williams was also the President of an affiliated company, eHospital NewCo Inc., focused on developing and delivering health care content to patients and providers via the internet. From May 1999 to May 2000, Mr. Williams served as the President of MedAmerica OnCall, a provider of outsourced services to physician organizations, hospitals, and managed care entities. Mr. Williams also served as a Vice President of Vivra Incorporated and as the General Manager of Vivra Orthopedics, an operational division of Vivra Specialty Partners, a private health care services and technology firm. Earlier in his career, Mr. Williams was employed by Bain & Company. Mr. Williams received a B.A. from University of California, Berkeley, and an M.B.A. from Harvard Business School.

      Marc N. Casper has been nominated to serve on our Board of Directors. Mr. Casper is President of Thermo Electron’s Life and Laboratory Sciences Sector, which provides instrumentation and services to the pharmaceutical, biotechnology and industrial laboratory markets. Previously, Mr. Casper served as President, Chief Executive Officer and Director of Kendro Laboratory Products, which produces sample preparation and processing equipment. In 1997, Mr. Casper joined Dade Behring, Inc., which provides products and systems serving the global clinical diagnostics market, as Executive Vice President for Europe, Asia and Intercontinental. He was promoted to President-Americas in 1999. Mr. Casper started his career with Bain & Company as a strategy consultant and later joined Bain Capital, a leading leveraged-buyout firm. Mr. Casper is a member of the board of directors of the Analytical and Life Science Systems Association. Mr. Casper received a B.A. from Wesleyan University, and an M.B.A. from Harvard Business School.

      Michael A. D’Amato served as our Executive Vice President from July 1998 to June 2001, and as our Chief Financial Officer from 1996 until July 1998. He has been a director since June 2001. Since October 1997, Mr. D’Amato also served as the Chief Financial Officer of DGB Enterprises, and was the Chief Financial Officer of The Corporate Executive Board Company from October 1997 until November 1998. Mr. D’Amato was also a member of the board of directors of The Corporate Executive Board Company from July 1998 until November 12, 2001. Mr. D’Amato was a partner at Bain & Company from 1982 to 1995. Mr. D’Amato received a B.S. from Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

      Kelt Kindick has been a director since November 2001. Mr. Kindick is presently a Director at Bain & Company, a privately held management consulting firm. Mr. Kindick spends a portion of his time as Bain & Company’s Chief Investment Officer and is responsible for the firm’s private equity and venture investments. Mr. Kindick joined Bain & Company in 1980, was elected partner in 1986, served as Managing Director of the firm’s Boston office from 1991 to 1996 and as Chairman of the firm’s executive committee from 1998 to 1999. Mr. Kindick received a B.A. from Franklin & Marshall College and an M.B.A. from Harvard Business School.

      Joseph E. Laird, Jr. has been a director since November 2001. Mr. Laird is presently the Chairman and Chief Executive Officer of Laird Squared, LLC, an investment banking company serving the database information services industry. From 1989 to 1998, Mr. Laird was a Managing Director of Veronis, Suhler & Associates, a leading specialty merchant bank that serves the media and information industries. From 1975 to 1989, Mr. Laird held a variety of positions, including senior securities analyst and investment strategist, for PaineWebber Mitchell and Hambrecht & Quist. Mr. Laird serves on the board of directors of FactSet Research Systems, a publicly held financial information services database integrator. Mr. Laird received an A.B. from Franklin & Marshall College and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

      LeAnne M. Zumwalt has been a director since November 2001. Ms. Zumwalt is presently a Vice President of DaVita, Inc., a publicly held provider of dialysis services. From 1997 through 1999, Ms. Zumwalt was the Chief Financial Officer of Vivra Specialty Partners, a privately held health care services and technology firm. From 1991 to 1997, Ms. Zumwalt held several executive positions, including Chief Financial Officer and Treasurer, with Vivra Incorporated, a publicly held provider of dialysis services. Ms. Zumwalt also served on the board of directors of Vivra Incorporated from 1994 to 1997. Prior to joining Vivra Incorporated, Ms. Zumwalt was with Ernst & Young LLP for ten years. Ms. Zumwalt received a B.S. from Pacific Union College.

Board of Directors Meetings, Committees and Compensation

      During fiscal 2002, the Board of Directors met once and took numerous actions by unanimous written consent without a meeting. All directors attended 75% or more of the meetings of the Board and of the committees on which they served. During fiscal 2002 the Board had two committees — an Audit Committee and a Compensation Committee. A Governance Committee was formed in December 2002.

      Audit Committee. The Audit Committee was formed in connection with our transition to a public company. The members of our Audit Committee during fiscal 2002 were Messrs. Donilon and Kindick and Ms. Zumwalt. Ms. Zumwalt served as chair of the committee. The Audit Committee, among other things, makes recommendations to the Board of Directors concerning the engagement of independent public accountants, monitors and reviews the activities of our independent accountants, and reviews the adequacy of our accounting and financial controls as reported by management and the independent auditors. The Audit Committee operates under a written charter that has been adopted by the Board. Each member of the Audit Committee is independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Audit Committee met two times during fiscal 2002.

      Compensation Committee. The Compensation Committee was formed in connection with our transition to a public company. The members of our Compensation Committee during fiscal 2002 were Messrs. Donilon, Kindick and Laird. Mr. Laird served as chair of the committee. The Compensation Committee, among other things, reviews salaries, benefits and other compensation, including stock-based compensation, of directors, officers and other key employees, makes recommendations to the Board of Directors regarding compensation issues, and administers our stock option and stock incentive plans. The Compensation Committee operates under a written charter that has been adopted by the Board. The Compensation Committee did not meet during fiscal 2002, but did meet in April 2002.

      The Board of Directors or, to the extent authorized by the Board, the Compensation Committee, sets directors’ compensation under The Advisory Board Company Directors’ Stock Plan and such other arrangements as are deemed to be appropriate. Upon joining our Board of Directors, directors who were not otherwise employees received a one-time grant of options to purchase 40,416 shares of common stock. Upon joining our Board of Directors, the Chairman of our Board of Directors received a one-time grant of options to purchase 60,624 shares of common stock. Non-employee directors also receive a grant of options to purchase 10,000 shares of common stock annually and a $15,000 annual retainer. The Chairman of the Board of Directors receives a grant of options to purchase 20,000 shares of common stock annually and a $30,000 annual retainer. Directors who are also employees in other capacities do not receive additional compensation for their service on the Board of Directors. Compensation paid to Mr. Williams for fiscal 2002 is described in the section of this Proxy Statement entitled “Executive Compensation.” We reimburse each director for his or her reasonable out-of-pocket expenses for attending Board of Directors meetings.

      Governance Committee. The Governance Committee was formed in December 2002. The members of our Governance Committee are Messrs. Kindick and Laird and Ms. Zumwalt. Mr. Kindick serves as chair of the committee. The Governance Committee is charged with responsibility for developing and implementing our corporate governance guidelines and, among other things, makes recommendations to the Board of Directors regarding the composition of the Board and its committees, assesses director independence and board effectiveness, identifies qualified individuals to become board members, and recommends to the Board of Directors the selection of director nominees. The Governance Committee operates under a written charter that has been adopted by the Board of Directors. Each member of the Governance Committee is independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Governance Committee held its initial meeting in January 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security ownership of certain beneficial owners and management

      The following table shows shares of our common stock that to our knowledge are beneficially owned as of December 31, 2002, by (i) each stockholder owning 5% or more of the common stock, (ii) each Named Officer (defined in the section of this proxy entitled “Executive Compensation”), (iii) each director or director nominee and (iv) all directors, director nominees and executive officers as a group.

	Amount and Nature of
	Beneficial		Total
	Ownership (1)		Equity Stake (2)

Name of Beneficial Owner	Number	Percent	Number	Percent

Jeffrey D. Zients (3)	2,628,066	17.2%	2,648,066	17.3%

David G. Bradley	1,942,756	13.2	1,942,756	13.2

Frank J. Williams	93,764	*	611,690	4.0

Marc N. Casper	—	—	—	—

Michael A. D’Amato (4)	373,188	2.5	383,188	2.6

Thomas E. Donilon	40,416	*	50,416	*

Kelt Kindick	40,416	*	50,416	*

Joseph E. Laird, Jr.	40,416	*	50,416	*

LeAnne M. Zumwalt	40,416	*	50,416	*

David L. Felsenthal	3,975	*	166,920	1.1

Scott M. Fassbach	10,859	*	582,175	3.8

Richard A. Schwartz	3,000	*	321,716	2.1

Scott A. Schirmeier	—	—	196,626	1.3

FMR Corp. (5)	780,200	5.3	780,200	5.3

The TCW Group, Inc. (6)	772,067	5.2	772,067	5.2

All directors, director nominees and executive officers as a group (12 people)	3,274,516	20.9	5,112,045	29.2

*	Indicates ownership of less than 1%

(1)	Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Included in shares owned by each stockholder are options held by the stockholder that are currently exercisable or exercisable within 60 days of December 31, 2002.

(2)	The number column indicates the number of shares owned assuming the exercise of all options, whether vested or unvested, without regard to whether or not the options are exercisable within 60 days of December 31, 2002. Percentages in the percent column are calculated on a diluted basis, assuming that all shares subject to options are deemed to be outstanding, whether vested or unvested and without regard to whether the options are exercisable within 60 days of December 31, 2002.

(3)	Beneficial ownership includes 565,824 shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of December 31, 2002.

(4)	Beneficial ownership includes 82,516 shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of December 31, 2002.

(5)	As reported in a Schedule 13G filed on February 13, 2002. The Schedule 13G states that FMR Corp., on behalf of the Edward C. Johnson 3d family, has shared voting and investment power with respect to the shares. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts, 02109.

(6)	As reported in a Schedule 13G/ A filed on March 11, 2002. The Schedule 13G/ A states that The TCW Group, Inc., on behalf of the TCW Business Unit, has shared voting and investment power with respect to the shares. The address of The TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, CA, 90017.

EXECUTIVE OFFICERS

      The following table shows our executive officers and their age and principal position as of December 31, 2002:

Name of Officer	Age	Position

Frank J. Williams	36	Chief Executive Officer

David L. Felsenthal	32	Chief Financial Officer, Secretary and Treasurer

Scott M. Fassbach	43	Chief Research Officer

Richard A. Schwartz	37	General Manager, Research

Scott A. Schirmeier	34	General Manager, Sales and Marketing

      Frank J. Williams’ business experience is listed above in the section of this Proxy Statement entitled “Proposal No. 1 Election of Directors.”

      David L. Felsenthal first joined us in 1992. He has been our Chief Financial Officer, Treasurer and Secretary since April 2001. From September 1999 to March 2001, Mr. Felsenthal was Vice President of an affiliated company, eHospital NewCo Inc., focused on developing and delivering health care content to patients and providers via the internet. From 1997 to 1999, Mr. Felsenthal worked as Director of Business Development and Special Assistant to the CEO/ CFO of Vivra Specialty Partners, a private health care services and technology firm. From 1992 through 1995, Mr. Felsenthal held various positions with us, including research analyst, manager and director of the original executive inquiry research department. Mr. Felsenthal received an A.B. degree from Princeton University and an M.B.A. from Stanford University.

      Scott M. Fassbach first joined us in 1987. He has been our Chief Research Officer since March 2000. From 1987 through 1990, and from 1991 through March 2000, Mr. Fassbach served in various management capacities with us. From 1990 to 1991, Mr. Fassbach worked in Ernst & Young’s health care consulting practice. Mr. Fassbach received a B.A. from Johns Hopkins University and an M.A. from Harvard University.

      Richard A. Schwartz joined us in 1992 and has been our General Manager, Research since June 2001. Prior to June 2001, Mr. Schwartz held various management positions in our research programs, including Executive Director, Research from June 1996 to March 2000, and Executive Vice President from March 2000 to May 2001. Mr. Schwartz received a B.A. from Stanford University and an M.B.A. from Duke University.

      Scott A. Schirmeier joined us in 1995 and has been our General Manager, Sales and Marketing, since June 2001. From 1995 to June 2001, Mr. Schirmeier held various management positions overseeing marketing, sales and relationship management functions, including Senior Director, Sales and Relationship Management from July 1998 to March 2000, and Executive Director, Sales and Marketing from March 2000 to June 2001. Mr. Schirmeier received a B.A. from Colby College.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table presents certain information concerning compensation for fiscal 2001 and 2002 for our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year (our “Named Officers”):

					Long-Term
		Annual Compensation			Compensation
	Fiscal				Number of	All Other
Name and Principal Positions	Year	Salary		Bonus	Options	Compensation

Jeffrey D. Zients	2002	$96,000	(2)	$—	60,624	$1,312,500	(3)
Chairman of the Board	2001	$500,000	(2)	$—	—	$—
(formerly our Chief Executive Officer)(1)

Frank J. Williams	2002	$487,500		$100,000	267,080	$—
Chief Executive Officer	2001	$164,248	(2)	$—	593,610	$—

David L. Felsenthal	2002	$286,250		$40,000	84,360	$—
Chief Financial Officer, Secretary and Treasurer	2001	$24,038	(4)	$—	151,560	$—

Scott M. Fassbach	2002	$539,500		$10,000	17,000	$—
Chief Research Officer	2001	$521,950		$—	31,575	$1,400,000	(5)

Richard A. Schwartz	2002	$485,550		$12,000	17,000	$300,000	(5)
General Manager Research	2001	$470,100		$—	31,575	$350,000	(5)

Scott A. Schirmeier	2002	$307,750		$55,425	17,000	$—
General Manager, Sales and Marketing	2001	$276,475		$58,125	168,400	$—

(1)	Mr. Zients resigned from the position of Chief Executive Officer on June 1, 2001 and was replaced by Mr. Williams. Since June 1, 2001, Mr. Zients has served as Chairman of our Board of Directors, for which he received additional compensation in the amount of $30,000 in fiscal 2002.

(2)	Includes payments by DGB Enterprises, Inc., which were allocated to us for services provided by our Named Officers during fiscal 2001 and 2002.

(3)	Represents the value realized on the exercise of stock options during fiscal 2002. The value was measured as the difference between the exercise price and the fair market value on the date of exercise.

(4)	Mr. Felsenthal has served as our Chief Financial Officer, Secretary and Treasurer since April 1, 2001. Immediately prior to joining us, Mr. Felsenthal was Vice President of eHospital NewCo Inc., a company controlled by our founder that was established to develop and deliver health care content to patients and providers via the internet. In Fiscal 2001, eHospital Newco provided us with its staff to assist in the development of our IT Strategy program, and we reimbursed eHospital Newco for its direct costs related to these services, including a portion of Mr. Felsenthal’s salary.

(5)	Represents payments made pursuant to special equity-based compensation arrangements entered into with selected employees while we were a private company. Since our initial public offering, we have not entered, and we do not anticipate that in the future we will enter, into any new special equity-based compensation arrangements.

Option Grants in Fiscal 2002

      The following table shows information about stock option grants to our Named Officers during fiscal 2002. These options are included in the Summary Compensation Table above. All options were granted at fair market value under The Advisory Board Company 1997 Stock-Based Incentive Compensation Plan, The Advisory Board Company 2001 Stock-Based Incentive Compensation Plan and The Advisory Board Company Directors’ Stock Plan. The options granted to Messrs. Williams and Felsenthal in May 2001 were granted under The Advisory Board Company 1997 Stock-Based Incentive Compensation Plan and have seven-year terms. The options granted to Mr. Zients in June 2001 were granted under The Advisory Board Company Directors’ Stock Plan and have a ten-year term. The options granted in November 2001 were granted under The Advisory Board Company 2001 Stock-Based Incentive Compensation Plan and have ten-year terms.

Stock Option Grants in Fiscal 2002

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of
		% of Total			Stock Price
	Number of	Options			Appreciation for
	Shares	Granted to	Exercise		Option Term
	Underlying	Employees in	Price	Expiration
Name	Option Grants	Fiscal Year	(per share)	Date	5%	10%

Jeffrey D. Zients	60,624	3.7%	$8.91	June 1, 2011	$3,953	$326,249

Frank J. Williams	202,080	12.3	7.13	May 30, 2008	125,921	728,990
	65,000	3.9	19.00	November 12, 2011	776,685	1,968,272

David L. Felsenthal	67,360	4.1	7.13	May 30, 2008	41,974	242,997
	17,000	1.0	19.00	November 12, 2011	203,133	514,779

Scott M. Fassbach	17,000	1.0	19.00	November 12, 2011	203,133	514,779

Richard A. Schwartz	17,000	1.0	19.00	November 12, 2011	203,133	514,779

Scott A. Schirmeier	17,000	1.0	19.00	November 12, 2011	203,133	514,779

Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values

      The following table shows information about the value realized on option exercises for each of our Named Officers during fiscal 2002 and the value of their unexercised options at the end of fiscal 2002. Value realized, or gain, is measured as the difference between the exercise price and market value or the price at which the shares were sold on the date of exercise.

Aggregated Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at Fiscal Year-End		Fiscal Year-End (1)
	Acquired	Value
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Jeffrey D. Zients	505,200	$1,312,500	565,824	—	$16,247,980	$—

Frank J. Williams	—	—	—	860,690	—	21,081,369

David L. Felsenthal	—	—	—	235,920	—	5,788,219

Scott M. Fassbach	—	—	—	722,175	—	18,134,233

Richard A. Schwartz	—	—	—	469,575	—	11,720,719

Scott A. Schirmeier	—	—	—	294,860	—	7,384,903

(1)	Based on the closing price of our common stock on March 28, 2002 of $32.52 per share.

Equity Compensation Plan Information

      The table below provides information about our common stock that, as of March 31, 2002, may be issued upon the exercise of options and rights under the following equity compensation plans (which are all of our equity compensation plans):

•	The Advisory Board Company 1997 Stock-Based Incentive Compensation Plan

•	The Advisory Board Company 2001 Stock-Based Incentive Compensation Plan

•	The Advisory Board Company Directors’ Stock Plan

•	The Advisory Board Company Employee Stock Purchase Plan

	Number of		Number of
	securities to be		securities remaining
	issued upon		available for future
	exercise of	Weighted-average	issuance under equity
	outstanding	exercise price of	compensation plans	Total of securities
	options, warrants	outstanding options,	(excluding securities	reflected in columns
	and rights	warrants and rights	reflected in column (a)	(a) and (c)
Plan Category	(a)	(b)	(c)	(d)

Equity Compensation Plans Approved by Stockholders	9,799,916	$8.42	3,321,812	13,121,728

Equity Compensation Plans Not Approved by Stockholders	—	—	—	—

Total	9,799,916	$8.42	3,321,812	13,121,728

Compensation Committee Interlocks and Insider Participation

      Prior to our initial public offering, the functions of a compensation committee were performed by our Board of Directors. Until June 2001, our Board of Directors consisted solely of our founder. Our founder is the President, Chairman of the Board and sole stockholder of DGB Enterprises, Inc., a company he created in 1997 to manage his various business interests. Since our initial public offering, our founder has not held a director or officer position with us.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Pursuant to its charter, the Compensation Committee’s responsibilities include developing and administering a compensation policy for senior management that contains appropriate performance incentives and equity-linked components and reviewing annually the performance of the executive officers of the Company.

General Compensation Practices for Officers

      Compensation of our executive officers consists primarily of salary, bonus and stock options. The compensation of the Chief Executive Officer, Mr. Williams, is determined pursuant to an employment agreement. We may pay bonuses from time to time, as the Compensation Committee deems appropriate. The Compensation Committee establishes salaries based on such factors as historic and comparable pay levels within the Company and for executives in comparable positions.

      We use stock options as a means of linking compensation for executives and other employees to stockholder value. The Compensation Committee has granted stock options to our executives on an annual basis or in connection with other career milestones, such as in connection with assuming added responsibilities or achieving exceptional performance. Options granted under The Advisory Board Company 2001 Stock-Based Incentive Compensation Plan are designed to promote long-term shareholder value through a vesting schedule that generally provides for the options to vest over a four-year period commencing one year after the date they are granted, subject to the option holder’s continued employment with the Company. The level of stock options granted generally has been determined in consultation with senior management and has been based on a subjective evaluation as to competitive practices for equity-based compensation and on relative weighting of option grants among recipients at the Company.

Compensation of the Chief Executive Officer

      Under the terms of his employment agreement as our Chief Executive Officer, Mr. Williams received an annual salary of $500,000 in fiscal 2002. Mr. Williams’ employment agreement also provides for an annual bonus at the discretion of the Board of Directors and upon recommendation of the Compensation Committee. The Compensation Committee recommended, and the Board approved, a bonus for Mr. Williams of $100,000 based on his managerial performance in fiscal 2002. The Board of Directors, upon recommendation of the Compensation Committee, determines the level of options to be granted to the Chief Executive Officer consistent with the factors discussed above for other executive officers. At the time of our initial public offering, Mr. Williams was granted options to purchase of 65,000 shares of our common stock. Prior to our initial public offering, and upon being named Chief Executive Officer, Mr. Williams was granted options to purchase 202,080 shares of our common stock.

Deductibility of Executive Compensation in Excess of $1.0 Million

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1.0 million to each of the five highest paid officers of the corporation unless the compensation is paid under a predetermined objective performance plan meeting certain requirements or satisfies one of various other exemptions. The special compensation arrangements, The Advisory Board Company 1997 Stock-Based Incentive Compensation Plan and The Advisory Board Company 2001 Stock-Based Incentive Compensation Plan are designed so that awards under these plans can qualify as “performance based compensation” which is not subject to Section 162(m). The Company does not believe that, other than stock option grants, its compensation arrangements will result in excess of $1.0 million being paid to any of its executive officers. However, the Board may determine to award compensation in the future that would not be deductible under Section 162(m) in such circumstances as it deems appropriate. Moreover, in light of the ambiguities and uncertainties under Section 162(m), no assurance can be made that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

COMPENSATION COMMITTEE MEMBERS

Joseph E. Laird, Jr., Chair
Thomas E. Donilon
Kelt Kindick

EMPLOYMENT CONTRACTS, TERMINATION OF

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Option Plans

The Advisory Board Company 1997 Stock-Based Incentive Compensation Plan, The Advisory Board Company 2001 Stock-Based Incentive Compensation Plan and The Advisory Board Company Directors’ Stock Plan

      In the event that there is any change in the number or kind of the outstanding shares of our common stock, whether by reason of merger, consolidation or otherwise, then the plan administrator of The Advisory Board Company 1997 Stock-Based Incentive Compensation Plan, The Advisory Board Company 2001 Stock-Based Incentive Compensation Plan and The Advisory Board Company Directors’ Stock Plan (the “Plans”) shall determine the appropriate adjustment, if any. In addition, in the event of such a change, the plan administrator may accelerate the time or times at which any option granted under The Advisory Board Company 1997 or 2001 Stock-Based Incentive Compensation Plans may be exercised and may provide for cancellation of accelerated options that are not exercised within a time prescribed by the plan administrator in its sole discretion. Options granted under the Plans generally provide that, if an optionee’s employment is terminated for any reason other than for cause or voluntary resignation, all options granted under the Plans vest immediately.

Employment Arrangements

      Mr. Williams is employed as our Chief Executive Officer pursuant to the terms of an employment agreement which continues in effect until his termination or separation from the Company. Under the terms of the employment, Mr. Williams received an annual salary of $500,000 in fiscal 2002. Mr. Williams’ annual salary is subject to periodic increase at the discretion of the Board of Directors, and upon recommendation by the Compensation Committee. Mr. Williams’ employment agreement also provides for an annual discretionary bonus. In fiscal 2002, Mr. Williams received a bonus of $100,000 based on his managerial performance. The employment agreement requires Mr. Williams to devote his efforts and abilities to us on a full-time basis. If Mr. Williams is terminated without cause, the employment agreement provides that he will continue to receive his base salary for one year after the date of termination and that all the options granted to him will vest and become exercisable.

      Upon a change of control, 50% of all options granted to Mr. Williams will vest and immediately become exercisable on the date of the change of control and the remaining 50% of all options granted to him will vest and immediately be exercisable on the second anniversary of the change of control. For this purpose, a change of control includes the acquisition by any person of more than 50% of our stock and the merger of the Company, but does not include a purchase or merger with The Corporate Executive Board Company or a private buyout by a group including our management.

      Mr. Williams is also party to a noncompetition agreement with us. Under the terms of this agreement, Mr. Williams may not compete with us or solicit our employees for a period of two years after the termination of his employment. This agreement also provides that Mr. Williams may not disclose any of our confidential or proprietary information, must disclose business opportunities to us and must return all of our property upon the termination of his employment.

      Messrs. Fassbach, Felsenthal, Schirmeier and Schwartz are parties to agreements with us concerning exclusive services, confidential information, business opportunities, noncompetition, non-solicitation and work product. Messrs. Zients and D’Amato are parties to agreements with us concerning confidential information, business opportunities, noncompetition and non-solicitation. These agreements prohibit those individuals from competing with us or soliciting our employees during their tenure as members of our Board of Directors or as employees, as the case may be, and, if the individual is terminated for cause or resigns, for a period of two years thereafter. These agreements also provide that Messrs. Zients, D’Amato, Fassbach, Felsenthal, Schirmeier and Schwartz will not disclose any of our confidential or proprietary information.

INDEPENDENT AUDITORS

      The independent auditors play an important role in our system of financial control. Arthur Andersen LLP served for many years in this capacity for the Company. Management and the Board of Directors have been consistently satisfied with the quality, integrity and professionalism of the audit team that has audited us over this time. On June 7, 2002, upon recommendation by the Audit Committee given the circumstances surrounding Arthur Andersen LLP, the Board dismissed Arthur Andersen LLP and appointed Ernst & Young LLP as our new independent public accountants.

      Arthur Andersen LLP’s reports on our financial statements for each of the past three fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During each of our three most recent fiscal years and through June 7, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure. During each of our three most recent fiscal years and through June 7, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Securities and Exchange Commission Regulation S-K (Regulation S-K). During each of our three most recent fiscal years and through June 7, 2002, we did not consult Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

      Prior to making its recommendation that the Board appoint Ernst & Young LLP as our new independent public accountants, the Audit Committee conducted a comprehensive review of the major global audit firms most capable of serving as our independent accountants. As a result, the Board of Directors has determined not to seek stockholder ratification of its selection of Ernst & Young LLP as independent public accountants. Stockholder ratification of the selection of our independent public accountants is not required by our by-laws or other applicable legal requirements. However, the Board of Directors expects to seek stockholder ratification of its selection of independent public accountants for the fiscal year ending March 31, 2004 at the 2003 Annual Meeting of Stockholders. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders.

AUDIT COMMITTEE REPORT

      The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America.

      The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Audit Committee serves a board-level oversight role where it receives information from, consults with and provides its views and directions to management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters.

      In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the fiscal year ended March 31, 2002 (the “Audited Financial Statements”). The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

      Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE MEMBERS

LeAnne M. Zumwalt, Chair
Thomas E. Donilon
Kelt Kindick

INDEPENDENT AUDITORS FEE DISCLOSURE

      The following summary presents Audit Fees, Financial Information Systems Design and Implementation Fees, and All Other Fees, including tax services, paid to our independent auditors in fiscal 2002:

Audit Fees. Audit fees paid by to Arthur Andersen LLP for the fiscal year ended March 31, 2002, totaled approximately $75,000.

Financial Information Systems Design and Implementation Fees. We did not engage Arthur Andersen LLP to operate or supervise our financial information systems or provide advice regarding financial information systems design and implementation during the fiscal year ended March 31, 2002.

All Other Fees. All other fees billed by Arthur Andersen LLP during the fiscal year ended March 31, 2002 totaled approximately $279,000. Of these fees, $56,000 was paid in connection with tax services. The remainder, or $223,000, was paid to Arthur Andersen LLP primarily for assistance with registration statements, comfort letters and consents in connection with our initial public offering, and was accounted for as a distribution to our pre-initial public offering stockholders.

      The Audit Committee believes the compensation paid to Arthur Andersen LLP in fiscal 2002 for non-audit related services did not have an effect on the Arthur Andersen LLP’s independence.

STOCK PERFORMANCE GRAPH

      The graph below compares the cumulative total stockholder return on our common stock from the date of our initial public offering through March 31, 2002, with the cumulative total return on the Russell 2000 Index and the Nasdaq National Market (U.S.) Index for the same period. The graph assumes that $100 was invested in our common stock and in each of the other indexes on November 12, 2001 and that any dividends were reinvested. The comparisons in the graph below are based on historical data (with our common stock prices based on the closing price on the date of the initial public offering and thereafter) and are not intended to forecast the possible future performance of our common stock.

COMPARISON OF THE CUMULATIVE TOTAL RETURN AMONG

THE ADVISORY BOARD COMPANY, THE RUSSELL 2000 INDEX
AND THE NASDAQ NATIONAL MARKET (U.S.) INDEX

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with DGB Enterprises, Inc.

      Our founder owns a controlling interest in certain entities that operate in different industries from us. In 1997, our founder created DGB Enterprises, Inc. to manage his various business interests including his ownership in us. To achieve operating efficiencies, DGB Enterprises consolidated certain management and administrative functions for these entities, and assumed the primary lease on office space used by these entities and shared with us. We entered into the following transactions with DGB Enterprises and these other interests:

     Management Services

      DGB Enterprises provided us with direct senior management services, which resulted in an allocation in fiscal 2002 in the amount of $96,000, for compensation and related charges for our acting Chief Executive Officer. The Chief Executive Officer services charge was phased out in June 2001 when we hired a permanent Chief Executive Officer. We believe these charges approximate the costs which would have been incurred had we operated on a stand-alone basis.

     Administrative Services

      From January 2000 to June 2001, the majority of our administrative functions, including recruiting, career management, facilities and telecommunications, were provided under an administrative services agreement by DGB Enterprises, which provided similar services to all entities under our founder’s control. In July 2001, we entered into a new administrative services agreement whereby we assumed internal management of substantially all these administrative functions while DGB Enterprises continued to provide us with services related to the facilities associated with our shared leased space. Under the new agreement we provide DGB Enterprises, and related entities owned or controlled by our founder, with a variety of administrative services including services related to information technology and support, payroll and accounting and recruiting. This new agreement has a two-year term. Fees for the services provided under all these agreements are based on direct costs per transaction, square footage, headcount or a fixed cost per month that approximates the cost for each entity to internally provide or externally source these services. We believe these charges approximate the costs which would have been incurred had we operated on a stand-alone basis. We incurred net charges under all these arrangements in fiscal 2002 in the amount of $1.1 million.

     Affiliate Company Charge

      DGB Enterprises assessed a fee for strategic direction and oversight services to us and to each of the entities controlled by our founder. The charge was calculated as a percentage of revenue. As of October 1, 2001, our newly constituted Board of Directors began to provide these services and the affiliate company charge, which amounted to $2.7 million in fiscal 2002, was eliminated.

     Lease and Sublease Agreements

      In fiscal 2000 we assigned our office lease to DGB Enterprises, transferred leasehold improvements related to our office space to DGB Enterprises and subsequently entered into a sublease agreement with them on terms consistent with the original agreement. The lease agreement runs through April 2004. In fiscal 2002 we incurred rent expense under this arrangement of $3.2 million.

Transactions with eHospital Newco, Inc.

      In fiscal 2001, eHospital Newco Inc., a company controlled by our founder that was established to develop and deliver health care content to patients and providers via the internet, provided us with its staff to assist in the development of our IT Strategy program and in the delivery of this program to our members during the first year of its availability. We reimbursed eHospital Newco for its direct costs related to these services and no further services have been provided to us by eHospital Newco.

Transactions with The Corporate Executive Board Company

      In conjunction with the spin-off of The Corporate Executive Board Company and in order to assist in its transition to an independent corporation, we and The Corporate Executive Board Company entered into a royalty free license agreement, an administrative services agreement, a vendor contracts agreement and sublease agreement. In fiscal 2002, net charges of $0.1 million were charged to The Corporate Executive Board Company under the terms of these arrangements. Each of these arrangements has expired or been terminated.

Transactions with our Officers, Directors and Stockholders

      Prior to our initial public offering, we made loans to Jeffrey D. Zients, our Chairman of the Board, and Michael A. D’Amato, one of our directors. In connection with our initial public offering in November 2001, we made cash and noncash distributions of $15.9 million, including these loans, to our then existing stockholders. We also distributed approximately $13.0 million in cash to our founder in May and June 2001. In addition, in April 2001 we funded a loan in the amount of $220,000 to Scott A. Schirmeier, our General Manager, Sales and Marketing, which was repaid, with interest, in December 2001.

      In May 2001, we entered into a stock option agreement with our founder pursuant to which we had an option to purchase 4,564,061 shares of our common stock at $7.13 per share. This option was intended to provide us with shares to be issued upon the exercise of outstanding employee stock options so that our stockholders would not experience dilution because of the issuance of new shares upon such exercise. Our founder terminated this option immediately prior to our initial public offering by transferring shares of our common stock to us in an amount equal to the excess of the fair value of the stock over the exercise price of the option.

OTHER MATTERS

Stockholder Proposals

      Under Securities and Exchange Commission rules, any stockholder who intends to present a proposal at the next annual meeting of stockholders must submit the proposal to us at our principal executive offices no later than September 25, 2003, and must satisfy the other requirements of Rule 14a-8 under the Securities Exchange Act of 1934 in order for the proposal to be considered for inclusion in our Proxy Statement and Proxy Card for that meeting. Any stockholder who wishes to bring a proposal before our next annual meeting of stockholders, but does not wish to include it in our proxy materials, or wishes to nominate one or more persons to serve as Directors, must provide written notice of the proposal to our Secretary at our principal executive offices after October 15, 2003, and before December 9, 2003, and must satisfy the requirements of our Bylaws. If a stockholder making such a proposal does not also satisfy the requirements of Rule 14a-4(c) under the Securities Exchange Act of 1934, we may exercise discretionary voting authority over proxies we solicit in determining how to vote on the proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and 10% stockholders to file forms with the Securities and Exchange Commission to report their ownership of our stock and any changes in ownership. Anyone required to file forms with the Securities and Exchange Commission must also send copies of the forms to us. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2002 other than the following: the purchases at the time of our initial public offering on November 16, 2001 by Scott M. Fassbach, David L. Felsenthal, Scott A. Schirmeier, Richard A. Schwartz and Frank J. Williams of 5,000, 1,000, 1,000, 3,000 and 1,000 shares, respectively, of our common stock were not initially reported on the Forms 4 filed with the SEC by these individuals with respect to the period during which these transactions occurred. Forms 5 were not filed with the Securities and Exchange Commission by these individuals; however, amended Forms 4 reporting the foregoing transactions have been filed.

Delivery of Documents to Stockholders Sharing an Address

      If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may only deliver one copy of our Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to us by telephone at 202-672-5600 or by submitting a written request to David L. Felsenthal, Chief Financial Officer, Secretary, and Treasurer, The Watergate, 600 New Hampshire Avenue NW, Washington, DC 20037. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Business

      Our Board of Directors does not currently intend to bring any other business before the Meeting, and is not aware of any other business to be brought before the Meeting. If any other business is properly brought before the Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

Whether or not you plan to attend the Meeting, please complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-paid envelope.

. FOLD AND DETACH HERE .

THE ADVISORY BOARD COMPANY

This Proxy is solicited on behalf of the Board of Directors

     The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, dated January 22, 2003, and revoking all prior proxies, hereby appoints Jeffrey D. Zients (with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of Common Stock of The Advisory Board Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Advisory Board Company to be held at 10:00 a.m. local time on February 26, 2003 at the offices of The Advisory Board Company located at The Watergate, 600 New Hampshire Avenue, NW, Washington, DC 20037, and at any postponement or adjournments thereof. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any postponement or adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

1.    ELECTION OF DIRECTORS: The Board of Directors recommends a vote FOR this item.

FOR the nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for the nominees listed below	☐

(INSTRUCTION: To withhold authority to vote for a nominee, strike a line through the nominee’s name in the list below.)

Marc N. Casper Michael A. D’Amato	Kelt Kindick Joseph E. Laird, Jr. Frank J. Williams	Jeffrey D. Zients LeAnne M. Zumwalt

2.	OTHER BUSINESS: In his discretion, the proxy holder is authorized to vote upon such other business as may properly come before the meeting and at any postponement or adjournments thereof.

. FOLD AND DETACH HERE .

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ELECTION OF ALL NOMINEES FOR DIRECTOR AND AS RECOMMENDED BY THE BOARD OF DIRECTORS WITH RESPECT TO OTHER BUSINESS.

DATED:

Signature

Please sign exactly as your name appears hereon. If the holder named hereon is a corporation, partnership or other association, please sign its name and add your own name and title. When signing as attorney, executor, administrator, trustee or guardian, please also give your full title. If shares are held jointly, EACH holder should sign.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE SO AS TO INSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.